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                                                                    Exhibit 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT dated March 19, 2002.

BETWEEN:

                                MARTIN P. HUGHES

                                (the "Executive")

                                      -and-

                    HUB INTERNATIONAL LIMITED, a corporation

                  incorporated pursuant to the laws of Ontario

                              ("Hub International")

     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows.

1.   INTERPRETATION

     (1)  In this Agreement:

          (a) "Agreement" means this agreement, all schedules attached hereto and any amendments made to any of the foregoing by written agreement between the Executive and Hub International;

          (b)  "Basic Compensation" means the compensation defined in Schedule
               "B";

          (c)  "Benefits" means the benefits defined in Schedule "B";

          (d)  "Bonus" means the bonus defined in Schedule "B";

          (e) "Cause" means (i) a material breach by the Executive of the provisions of this Agreement, which breach shall not have been cured by the Executive within thirty (30) days following written notice thereof by Hub International to the Executive, (ii) the commission of gross negligence by the Executive in the course of the Executive's employment, which commission has a material adverse effect on Hub International, (iii) the commission by the Executive of a criminal act of fraud, theft or dishonesty causing material damages to Hub International, (iv) the Executive's conviction of (or plead of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of Hub International, (v) any breach by the Executive of the Confidentiality, Non-Solicitation and Insider Agreement of even

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               date herewith, or (vi) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the Executive's responsibilities hereunder of such materiality as to justify a termination of the Executive's employment by Hub International;

          (f) "Confidentiality, Non-Solicitation and Insider Agreement" means the Executive Confidentiality, Non-Solicitation and Insider Agreement entered into by the parties hereto, of even date herewith;

          (g) "Current Location" means Hub International's executive offices at 55 East Jackson Boulevard, Chicago, Illinois;

          (h) "Death" means a natural death and, in addition, is deemed to include a continuous period of at least ninety (90) consecutive business days during which time the Executive has not been in the offices of Hub International during normal working hours and the Executive's whereabouts are unknown to Hub International;

          (i) "Disability" means the mental or physical state of the Executive is such that the Executive would qualify for disability benefits, in accordance with Hub International's group benefits insurance policy at the relevant time;

          (j) "Good Reason" means (i) the breach of the terms of this Agreement by Hub International or any successor thereto, excluding any inadvertent breach that is rectified within a reasonable period of time under the circumstances; (ii) the direct or indirect assignment to the Executive of any duties or reporting responsibilities, materially inconsistent with the Services (as contemplated as of the date hereof or in any mutually-agreed written amendment hereto) (excluding any isolated and inadvertent assignment that is remedied by Hub International within thirty
               (30) days after receipt of notice from the Executive); (iii) a reduction in the Executive's Basic Compensation or a reduction in the Benefits that is not reimbursed; (iv) any failure by Hub International to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hub International to assume expressly and agree to perform the provisions of this Agreement in the same manner and to the same extent that Hub International would be required to perform if no such succession had taken place; (v) the failure by Hub International to continue to provide the Executive with the Benefits; (vi) the relocation of the Current Location to a location that is outside a thirty-five (35) mile radius of the Current Location, unless such new location is no further than the Current Location is from the Executive's then current residence.

          (k)  "Hub International" means Hub International Limited;


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          (l)  "Restricted Stock Plan" means a restricted stock purchase plan that includes substantially the same terms as those set out in Schedule "D" attached hereto that is generally applicable to senior employees or consultants with companies of The Hub Group who are resident in the United States;

          (m)  "Schedule" means a schedule to this Agreement;

          (n)  "Section" means a section or subsection of this Agreement;

          (o) "Services" means the duties and the responsibilities set out in Schedule "A", as the same may be amended or extended by mutual agreement of the parties from time to time;

          (p) "Subsidiaries" means the "subsidiary companies," as defined in the Securities Act (Ontario), of Hub International;

          (q)  "The Hub Group" means Hub International and the Subsidiaries; and

          (r) "Vacation" means the vacation to which Executive is entitled, as contemplated in Schedule "B".

     (2) It is agreed by and between the parties hereto that the Schedules referred to herein, as itemized below and attached hereto, shall form a part of this Agreement and this Agreement shall be construed as incorporating such Schedules:

             Schedule "A"      -       Services
             Schedule "B"      -       Basic Compensation, Benefits and Vacation
             Schedule "C"      -       Alternative Dispute Resolution
             Schedule "D"      -       Restricted Stock Plan

2.   EMPLOYMENT

     (1) Hub International agrees to employ the Executive for the purpose of providing the Services, and the Executive accepts such employment.

     (2) During the term of the Executive's employment with Hub International, the Executive agrees to devote the whole of the Executive's business time and attention to the provision of the Services in a conscientious and competent manner and with the utmost integrity.

     (3) The Executive shall perform the Services primarily at the Current Location. Subject to reimbursement for related expenses in accordance with Section 3(3) and subject to Section 4, it is understood and agreed that the Executive may be called upon, on occasion, to travel outside of the City of Chicago on behalf of Hub International, but that the Executive shall not be required to move his residence from the Chicago area as a condition of this Agreement.

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3.   REMUNERATION AND BENEFITS

(1) Hub International shall pay the Executive the Basic Compensation and Benefits (as applicable) in such payment periods as are established from time to time by Hub International for its employees, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts.

     (2) The Executive shall be entitled to and Hub International shall provide the Benefits.

     (3) Hub International shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in performing the Services, in accordance with approved budgets.

     (4) The Executive shall be entitled to the Vacation, to be scheduled at the mutual convenience of the parties.

     (5) The Executive shall be entitled to the rights set out in Schedule "D" in connection with the Restricted Stock Plan which Hub agrees to implement as soon as reasonably practicable having regard to all the circumstances, including the requirements of applicable law and any shareholder consent that may be required.

     (6) The Executive shall be paid a Bonus, if any, in accordance with Schedule "B".

4.   TERM AND TERMINATION

     (1) The parties acknowledge that the Executive has been employed by Hub International since the commencement date set out in Schedule "A" and agree that this Agreement codifies the existing arrangements regarding the Executive's employment.

     (2) This Agreement and the employment of the Executive hereunder shall be for an indefinite term, subject to termination in accordance with the terms of this Agreement.

     (3) This Agreement and the employment of the Executive may be terminated by Hub International for any reason whatsoever upon prior written notice to the Executive, or by the Executive for Good Reason upon written notice to Hub International, provided that, in the event that the Agreement is terminated in accordance with this Section 4(3), the Executive shall, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts, be paid:

          (a) the Basic Compensation and entitled to receive the Benefits for the period up to the effective date of termination; and

          (b)  (i) an amount equal to twelve (12) months' Basic Compensation;
               (ii) a ratable portion, based on the days elapsed in the then current year to the effective date of termination, of an amount equal to the most recent prior Bonus paid to the Executive; and
               (iii) the value of the group insurance and automobile benefits or


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               allowance components of the Benefits, all on a semi-monthly basis over the ensuing twelve (12) months,

          provided that in the event that the Executive breaches any of the provisions of the Confidentiality, Non-Solicitation and Insider Agreement, effective as at the date of such breach the Executive shall cease to be entitled to any further payment under Section 4(3)(b) or by way of any other damages, compensation or pay in lieu of notice; and provided further that in no event shall the Executive be paid an amount that is less than the prescribed minimum under applicable employment standards legislation.

     (4) Notwithstanding Sections 4(2) and 4(3)(b), this Agreement may be terminated immediately by Hub International, for Cause, without further obligation to the Executive, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the date of termination.

     (5) Notwithstanding Sections 4(2) and 4(3)(b), this Agreement may be terminated by Hub International on notice to the Executive due to the Disability of the Executive, upon ninety (90) days' written notice to the Executive, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the effective date of termination.

     (6) Notwithstanding Section 4(2) and 4(3), this Agreement shall be terminated immediately upon the Death of the Executive or, unless otherwise agreed by the parties, upon the Executive's attaining sixty-five (65) years of age, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the effective date of termination.

     (7) In the event of termination of this Agreement in accordance with the terms hereof, the provisions of the Confidentiality, Non-Solicitation and Insider Agreement shall continue in full force and effect.

5.   DISPUTE RESOLUTION

     Subject to, and without diminishing, the rights of the corporations of The Hub Group to seek and obtain equitable relief in accordance with the provisions of the Confidentiality, Non-Solicitation and Insider Agreement, the parties agree to submit any disputes to mediation in accordance with the procedures set out in Schedule "C".

6.   GENERAL PROVISIONS

     (1) In the event any payment, distribution or other benefit received by the Executive under this Agreement or any other contract or arrangement (including, but not limited to, any acceleration of the ability to exercise any stock option or the vesting of any stock or other property or any payment made to the Executive in connection with a change of control of Hub International or any severance payment provided herein) (a "Payment") would be subject to the excise tax imposed by section 4999

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          of the Internal Revenue Code of 1986 (such excise tax, together with any similar tax under any new or replacement provision to such Section 4999, are hereinafter collectively referred to as the "Excise Tax"), including any payment, distribution or other benefit that when aggregated with any other payment, distribution or other benefit (whether or not such is received or made pursuant to this Agreement) results in the imposition of the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including without limitation, any Excise Tax or other tax imposed upon any amounts received under this Section 6(1), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All determinations required to be made under this Section 6(1), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Hub International's independent accounting firm which shall provide detailed supporting calculations both to Hub International and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been or will be a Payment, or such earlier time as is requested by Hub International.

     (2) The provisions hereof, when the context permits, shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of Hub International, respectively.

     (3) This Agreement shall be construed in accordance with the laws of the State of Illinois.

     (4) If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision of this Agreement. However, if any of the provisions of or covenants contained in this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in the Confidentiality, Non-Solicitation and Insider Agreement are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties agree that the court making such determinations shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of the provisions of the Confidentiality, Non-Solicitation and Insider Agreement in any other jurisdiction.

     (5) Any notice, demand, request, consent, approval or waiver required or permitted to be given hereunder shall be in writing and may be given to the party for whom it is intended by personally delivering it to such party or by mailing the same by prepaid registered mail:


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          (a)  In the case of Hub International, to:

                  Hub International Limited
                  55 East Jackson Boulevard
                  Chicago, IL
                  60604

                  Attention:        General Counsel

          (b) In the case of the Executive, to the Executive's last known address.

               Any such notice or other documents delivered personally shall be deemed to have been received by and given to the addressee on the day of delivery and any such notice or other documents mailed, as aforesaid, shall be deemed to have been received by and given to the addressee on the third (3rd) business day following the date of mailing. Any party may at any time give notice to the other of any change of address.

     (6) All amounts referred to herein are in United States currency unless otherwise indicated.


     IN WITNESS THEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

HUB INTERNATIONAL LIMITED
By:

/s/ Richard A. Gulliver
----------------------------------------
Name: Richard A. Gulliver
Title: President and Chief Operating Officer
I have authority to bind the corporation.


SIGNED AND DELIVERED in the presence of:         )
                                                 )
/s/ W. Kirk James
-----------------------------------
(Signature)                                      )
                                                 )
W. Kirk James                                             /s/ Martin P. Hughes
-----------------------------------                       ---------------------
(Print Name)                                     )        MARTIN P. HUGHES
                                                 )


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                                  SCHEDULE "A"

                                COMMENCEMENT DATE

The Executive's employment with Hub International commenced on October 27, 1999.

                                    SERVICES

The Executive shall report to the Board of Directors of Hub International. The Executive shall perform such reasonable duties as shall assigned from time to time in connection with the Executive's position as Chairman and Chief Executive Officer of Hub International (the "Services").


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                                  SCHEDULE "B"

                               BASIC COMPENSATION

o    Annual salary of $350,000.00 (the "Basic Compensation")


                                      BONUS

o The Executive shall be paid such annual bonus (the "Bonus"), if any, as may declared by Hub International's Compensation Committee (the "Compensation Committee") in its sole discretion, of an amount not to exceed 100% of the annual Basic Compensation. The Compensation Committee shall determine the amount of the Bonus, if any, taking into consideration not only the Executive's individual performance, but also Hub International's performance as a company relative to its growth and profitability targets for the applicable year. The Bonus, if any, shall be paid to the Executive on or before March 15 of the year immediately following the year in respect of which it is declared payable, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts. The Executive Committee may develop for the Executive such performance-based criteria as may be necessary and are reasonable to take into consideration in order to allow Hub International to deduct as an expense all remuneration, including any Bonus, paid to the Executive under this Agreement in the applicable year.


                                    BENEFITS

o Group insurance (including medical, extended health, dental, short and long term disability and life insurance) and such other benefits as are made available to employees of Hub International, provided that the Executive qualifies for coverage under such plans.

o    Exclusive use of a company car.

o Matching contribution by Hub International on the Executive' behalf to Hub International's employee 401(k) retirement savings plan equal to 3% of the Executive's Basic Compensation, subject to applicable law.

                                    VACATION

The Executive shall be entitled to a maximum of four (4) weeks' vacation per year to be scheduled at the mutual convenience of the parties (the "Vacation").


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                                  SCHEDULE "C"

                         ALTERNATIVE DISPUTE RESOLUTION

o Disputes will be submitted to mediation before a mediator in Chicago, Illinois, as a condition precedent to the initiation of litigation by any party to this Agreement; provided, however, that any party may seek injunctive relief in a court of competent jurisdiction to preserve the status quo pending the completion of mediation. The mediator shall be chosen by mutual agreement of the parties; provided, however, that if the parties are unable to agree upon a mediator within ten (10) days, they shall each, within the further period of five (5) days, choose a mediator and the two mediators shall choose, within the ensuing period of ten (10) days a separate and independent mediator who shall then serve as the sole mediator for the purposes of this Schedule "C". If either party fails to name a mediator within the further period of five (5) days aforesaid, the mediator chosen by the other party shall serve as the sole mediator for the purposes of this Schedule "C".

o At such time as a dispute shall arise that is submitted to mediation, each of the parties shall execute such mediation agreement in such form as shall then be used by the chosen mediator or mediation firm for such purposes and shall join in a request that the mediator provide an evaluation of the parties' cases and of the likely resolution of the dispute if not settled. The cost of the mediator and mediation shall be borne equally by the parties.

o In the event that one party to this Agreement is willing to accept the mediator's proposed resolution of the dispute, if any, but the other party (the "Contesting Party") is not so willing, the Contesting Party may elect to pursue a claim in a court of competent jurisdiction. In the event that the final determination of the rights of the Contesting Party by such court of competent jurisdiction is less advantageous to the Contesting Party than the mediator's proposed resolution of the dispute, the Contesting Party shall be deemed to have agreed to pay the other party's costs and expenses of litigation of such claim(s), including reasonable attorneys' fees.


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                                  SCHEDULE "D"

                              RESTRICTED STOCK PLAN

o The Executive shall receive units (the "Units") allowing the Executive to acquire up to 44,130 common shares under the Restricted Stock Plan (the "Awarded Shares"), subject to the following terms:

     o The terms of the Units (including number) shall be adjusted or modified, from time to time, to take into account any stock splits, stock dividends or other changes or adjustments occurring with respect to the common shares of Hub International.

     o No payment of cash consideration will be required to acquire the Awarded Shares.

     o As a precondition to the award, any shares previously allocated to the Executive under Hub International's Executive Share Purchase Plan will be sold to Hub International at original cost or sold on the open market, as the parties may decide, and the proceeds therefrom used to pay out the corresponding loan from Bank of Montreal. Excess proceeds, if any, arising from a sale on the open market will be paid to Hub International, subject to payment of such amount, if any, as may be required to reimburse the Executive for income tax arising from such sale.

     o    Fifty percent (50%) of the Units shall be exercisable on the fifth
          (5th) anniversary of the commencement date set out in Schedule "A" (the "Commencement Date") and the remaining Units shall be exercisable on the tenth (10th) anniversary of the Commencement Date, provided that all unexercised Units shall immediately be exercisable upon normal retirement or upon termination without Cause or for Good Reason. Units will be exercisable pro rata in the event of Death or Disability (that is, at the rate of 10% per year). Subject to the foregoing, the Executive shall forfeit any unexercised Units in the event of Death or Disability or if the Executive's employment is terminated by Hub International for Cause or by the Executive without Good Reason.

o The parties acknowledge that the Restricted Stock Plan is currently under design and, when in final form, may be subject to the approval of the shareholders of Hub International. Accordingly, the provisions of the Restricted Stock Plan and the Units may be modified from those set out above to accommodate applicable laws, regulatory requirements and tax considerations.